Exhibit 4.1

Execution Version

SUMMIT MIDSTREAM HOLDINGS, LLC,

SUMMIT MIDSTREAM CORPORATION

and

SUMMIT MIDSTREAM PARTNERS, LP

8.625% SENIOR SECURED SECOND LIEN NOTES DUE 2029

FIRST SUPPLEMENTAL INDENTURE

DATED AS OF AUGUST 1, 2024

REGIONS BANK,

Trustee and Collateral Agent

This FIRST SUPPLEMENTAL INDENTURE, dated as of August 1, 2024 (this “Supplemental Indenture”), is among Summit Midstream Holdings, LLC, a Delaware limited liability company (the “Issuer”), Summit Midstream Corporation, a Delaware corporation (“New Summit”), SMLP (as defined below) and Regions Bank, as Trustee (the “Trustee”) and as Collateral Agent (the “Collateral Agent”).

RECITALS

WHEREAS, on May 31, 2024, New Summit, Summit SMC NewCo, LLC, a Delaware limited liability company (“Merger Sub”) and a Wholly Owned Subsidiary of New Summit, Summit Midstream Partners, LP, a Delaware limited liability company (“SMLP”) and the “Parent” under the Indenture (as defined below) prior to consummation of the Corporate Reorganization (as defined below), and Summit Midstream GP, LLC, a Delaware limited liability company and the general partner of SMLP, entered into an Agreement and Plan of Merger (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”);

WHEREAS, the Issuer, SMLP, the other initial Guarantors, the Trustee and the Collateral Agent entered into an Indenture, dated as of July 26, 2024 (the “Indenture”), pursuant to which the Issuer has issued $575,000,000 in the aggregate principal amount of 8.625% Senior Secured Second Lien Notes due 2029 (the “Notes”);

WHEREAS, pursuant to the Merger Agreement, on the date hereof, Merger Sub was merged with and into SMLP, with SMLP surviving the merger as a Wholly Owned Subsidiary of New Summit (the “Corporate Reorganization”);

WHEREAS, Section 9.01(x) of the Indenture provides that the Issuer, the Guarantors, the Trustee and the Collateral Agent may amend or supplement the Indenture in order to add any additional Guarantor, as provided in the Indenture, without the consent of the Holders of the Notes;

WHEREAS, upon consummation of the Corporate Reorganization, New Summit became the “Parent” under the Indenture; and

WHEREAS, all acts and things prescribed by the Indenture, by law and by the organizational documents of the Issuer, New Summit, the Trustee and the Collateral Agent necessary to make this Supplemental Indenture a valid instrument legally binding on the Issuer, New Summit, the Trustee and the Collateral Agent, in accordance with its terms, have been duly done and performed.

NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Issuer, New Summit, the Trustee and the Collateral Agent covenant and agree for the equal and proportionate benefit of the respective Holders of the Notes as follows:

ARTICLE 1

Section 1.01. This Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

Section 1.02. This Supplemental Indenture shall become effective immediately upon its execution and delivery by the Issuer, New Summit, the Trustee and the Collateral Agent.

ARTICLE 2

From this date, in accordance with Sections 5.01 and 5.02 of the Indenture, by executing this Supplemental Indenture, New Summit is subject to the provisions of the Indenture as Parent and assumes all the obligations of the Parent under the Notes, the Indenture, the Security Documents and the Parent’s Notes Guarantee.

For the avoidance of doubt, from this date, SMLP is no longer the Parent but shall be deemed a Subsidiary Guarantor and it continues to be subject to the provisions of the Indenture as a Guarantor.

ARTICLE 3

Section 3.01. Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms with all capitalized terms used herein without definition having the same respective meanings ascribed to them as in the Indenture.

Section 3.02. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee or the Collateral Agent by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee and the Collateral Agent subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee and the Collateral Agent with respect hereto.

Section 3.03. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.04. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement.

Section 3.05. In entering into this Supplemental Indenture, the Trustee and the Collateral Agent shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee or the Collateral Agent, as applicable, whether or not elsewhere herein so provided. Neither the Trustee nor the Collateral Agent makes any representations as to the validity, execution or sufficiency of this Supplemental Indenture other than as to the validity of its execution and delivery by the Trustee or the Collateral Agent, as applicable. Neither the Trustee nor the Collateral Agent assumes any responsibility for the correctness of the recitals contained herein, which shall be taken as a statement of the Issuer.

[NEXT PAGE IS SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

Summit Midstream Holdings, LLC

By:	/s/ William J. Mault
Name:	William J. Mault
Title:	Executive Vice President and Chief Financial Officer

PARENT AND GUARANTOR

Summit Midstream Corporation

By:	/s/ William J. Mault
Name:	William J. Mault
Title:	Executive Vice President and Chief Financial Officer

Subsidiary Guarantor

Summit Midstream Partners, LP

By:	Summit Midstream GP, LLC,
its general partner

By:	/s/ William J. Mault
Name:	William J. Mault
Title:	Executive Vice President and Chief Financial Officer

Regions Bank,
as Trustee and Collateral Agent

By:	/s/ Shawn Bednasek
Name:	Shawn Bednasek
Title:	Senior Vice President

[Signature Page to Supplemental Indenture]